Exhibit 5.1

August 22, 2017

Solstice Sapphire Investments, Inc.

4 Technology Park Drive

Westford, MA 01886

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-4 (File No. 333-219008) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 114,889,882 shares of Common Stock, $0.0001 par value per share (the “Shares”), of Solstice Sapphire Investments, Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of Sonus Networks, Inc., a Delaware corporation (“Sonus”).

The Shares are to be issued by the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 23, 2017, by and among the Company, Sonus, Solstice Sapphire, Inc., Green Sapphire Investments LLC, Green Sapphire LLC, Genband Holdings Company, GENBAND Inc. and GENBAND II, Inc., which has been filed as Annex A to the Joint Proxy Statement/Prospectus forming part of the Registration Statement.

We are acting as counsel for Sonus in connection with the issuance by the Company of the Shares.  We have examined signed copies of the Registration Statement as filed with the Commission.  We have also examined and relied upon the Merger Agreement, minutes of meetings of the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, the form of Restated Certificate of Incorporation of the Company which will be in effect when the Shares are issued in accordance with the terms and conditions of the Merger Agreement (the “Restated Charter”), and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that, when the Restated Charter is in effect and when the Shares are issued in accordance with the terms and conditions of the Merger Agreement, the Shares will be duly authorized for issuance, validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Joint Proxy Statement/Prospectus under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Joseph B. Conahan
Joseph B. Conahan, a Partner